                                                                  EXHIBIT (c)(5)

                                                     TERMINAL TOWER
                                                     50 PUBLIC SQUARE/SUITE 3200
[SINTER METALS, INC. LOGO]                           CLEVELAND, OH 44113
                 SINTER                              TELEPHONE: (216) 771-6700
                 METALS, INC.                        FAX: (216) 344-7631
--------------------------------------------------------------------------------
                                                  JOSEPH W. CARRERAS
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                April 29, 1997



GKN Powder Metallurgy Holdings, Inc.
3300 University Drive
Auburn Hills, Michigan 48321


Dear Sirs:

      Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (the "Agreement"), between you and your subsidiary and Sinter Metals, Inc. (the "Company"). This letter is to inform you that I currently anticipate to continue my employment with the Company as Chief Executive Officer for at least three months following the acquisition of shares of Common Stock pursuant to the Offer (as each term is defined in the Agreement). I intend to work with you in good faith towards achieving our goals during what undoubtedly will be a most challenging period following the Company's acquisition.


                                                         Very truly yours,

                                                          /s/ Joseph W. Carreras